Registration No. 333-253897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-253897

UNDER
THE SECURITIES ACT OF 1933

IVERIC bio, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	20-8185347 (I.R.S. Employer Identification Number)

8 Sylvan Way
Parsippany, NJ 07054
(800) 727-7003
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Catherine Levitt
General Counsel
Astellas Pharma US, Inc.

2375 Waterview Drive
Northbrook, IL 60062-6111
(800) 727-7003
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Jonn Beeson

Ben Chouka

Jones Day

3161 Michelson Drive, Suite 800

Irvine, CA 92612

(949) 851-3939

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by IVERIC bio, Inc. (“IVERIC” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-253897, originally filed with the SEC on March 5, 2021, relating to the registration of up to $300,000,000 of senior debt securities, subordinated debt securities, common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, warrants, subscription rights, depositary shares and units of the Company.

On July 11, 2023, Berry Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Astellas US Holding, Inc., a Delaware corporation (“Parent”), completed its merger (the “Merger”) with and into IVERIC pursuant to the terms of the Agreement and Plan of Merger, dated April 28, 2023 (the “Merger Agreement”), by and among Parent, Merger Sub, IVERIC, and solely as provided by Section 8.10(b) of the Merger Agreement, Astellas Pharma Inc., a company organized under the laws of Japan. IVERIC was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, IVERIC has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by IVERIC in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, IVERIC hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, New Jersey, on July 11, 2023.

IVERIC bio, Inc.

By:	/s/ Mark Reisenauer
Name:	Mark Reisenauer
Title:	President, Secretary and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933.